UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Under §240.14a-12

Cabela’s Incorporated

(Name of Registrant as Specified In Its Charter)

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FINAL CAB All Outfitter Letter

To: All Outfitters

From: Tommy Millner, Chief Outfitter

Date: Oct. 3, 2016

Re: [A Letter from Tommy]

Today, Cabela’s announced we have entered into a merger agreement with Bass Pro Shops. We also announced that upon closing the transaction, Cabela’s will enter into a multi-year partnership agreement with Capital One, under which Capital One will service the Cabela’s CLUB Visa card. Once the transaction closes, which we expect to occur in the first half of 2017, Cabela’s will become a privately held company. Until then, Cabela’s and Bass Pro Shops will remain separate companies.

I want to assure you that Bass Pro Shops understands and respects both the importance of our culture and our deep Nebraska roots and has committed to working with Cabela’s to make the integration of our two companies as seamless as possible. Additionally, Bass Pro Shops intends to continue to maintain important bases of operations in Sidney and Lincoln and hopes to continue the very favorable connections to those communities and the Cabela’s team members residing there.

Bass Pro Shops also recognizes the value and strength of the Cabela’s brand, and wants to preserve it. A driving force behind this agreement is the highly complementary business philosophies, products, expertise, and geographic footprints of the two businesses. Given the strengths of each company, we are confident we can accomplish more together than we could continuing forward independently.

This news is likely to raise a lot of questions for everyone. We understand you will have questions about what this announcement means for you and our company, and to that end, attached is a list of frequently asked questions. It’s important to remember that today’s announcement is just one step in our process to merge with Bass Pro Shops. While we may not have all the answers today, I can assure you we are committed to providing you with updates throughout this process as we have new information to share.

I also want to say thank you for your dedication and focus over the past 10 months. Despite rumors and uncertainty regarding the outcome of the Board’s strategic alternatives process, you have continued to focus on serving our customers with the same passion and commitment they have come to expect from us.

As you well know, it is likely that this announcement will generate interest from the media and other third parties. If you receive any questions from the media or other outside parties, please forward them to Christine Wamsley at (308) 255-1204.

Additional Information Regarding the Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of Cabela’s Incorporated (the “Company”) or the solicitation of any vote or approval. This communication is being made in respect of the proposed merger transaction involving the Company, Bass Pro Group, LLC (“Bass Pro Group”) and a wholly-owned subsidiary of Bass Pro Group. The proposed merger of the Company will be submitted to the stockholders of the Company for their consideration. In connection therewith, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a definitive proxy statement. However, such documents are not currently available. The definitive proxy statement will be mailed to the stockholders of the Company. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.cabelas.com under the heading “SEC Filings” in the “Investor Relations” portion of the Company’s website. Stockholders of the Company may also obtain a free copy of the definitive proxy statement and any filings with the SEC that are incorporated by reference in the definitive proxy statement by contacting the Company’s Investor Relations Department at (308) 255-7428.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the fiscal year ended January 2, 2016 and Amendment No. 1 thereto, which were filed with the SEC on February 22, 2016 and April 29, 2016, respectively, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the stockholders of the Company and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.